Exhibit 10.4

August 31, 2016

VIA EMAIL (denismurphy300@gmail.com)

Denis M. Murphy

106 Parker Road

Wellesley, Massachusetts 02482

Dear Denis:

We are pleased to present to you the following offer of employment with Lighting Science Group Corporation, a Delaware corporation (the “Company”).

1.	Start Date: Your employment by the Company is anticipated to commence on Monday, October 3, 2016 (your actual first day of employment, the “Commencement Date”).

2.

Position, Responsibilities & Duties: You will be employed as the Company’s Executive Vice President and Chief Financial Officer, and will report to me in my capacity as the Company’s Chief Executive Officer (“CEO”), or my designee. In your role as Executive Vice President and Chief Financial Officer, you shall perform such duties and responsibilities as specified by me, as well as all other customary duties and responsibilities associated with such position. You also are expected to devote your full time professional efforts to the fulfillment of your responsibilities and duties to the Company, and shall engage in no other outside professional activities without the prior written consent of the Company. Notwithstanding the foregoing, it shall not be a violation of your employment to (a) serve on industry, trade, civic, professional or charitable boards or committees, (b) deliver lectures or fulfill speaking engagements, (c) manage personal investments, or (d) with the prior written approval of the CEO, serve on a board or committee of a business not competitive with the Company, so long as any such activities described in clauses (a) – (d) above are in compliance with Company policies and do not interfere with the performance of your duties and responsibilities as an employee of the Company.

3.

Base Compensation: You will be paid a bi-weekly salary of USD $11,538.46 (the “Base Salary”, which, if annualized, would be equal to USD $300,000), which Base Salary will be subject to standard payroll deductions and all required withholdings.

1350 Division Road, Suite 204 | West Warwick, Rhode Island 02893 | www.lsgc.com

To: Denis M. Murphy August 31, 2016 Page 2

4.

Incentive Plan: You may also be eligible, subject to prior approval of the Company’s Board of Directors or its Compensation Committee, to receive an annual discretionary bonus (subject to appropriate withholdings and deductions) in an amount up to fifty percent (50%) of your then-current Base Salary; fifty percent (50%) of which bonus would be based on your achieving various personal objectives, and fifty percent (50%) of which would be based on the Company’s financial performance, all as determined by the Company’s Chief Executive Officer and/or Board of Directors, in their respective sole and absolute discretion (the “Annual Discretionary Bonus”). Such Annual Discretionary Bonus, if any, would be paid seventy-five percent (75%) in cash, and twenty-five percent (25%) in shares of restricted common stock of the Company or options to purchase such common stock. Notwithstanding the forgoing, to be eligible to receive any such discretionary bonus, you must be employed by the Company on the date any such bonus is paid.

5.

Stock Options: You will be eligible to participate in the Company’s stock option program, the Lighting Science Group Corporation Amended and Restated Equity-Based Compensation Plan (the “Plan”). Within thirty (30) days of your Commencement Date, you will be granted an incentive stock option to purchase up to Three Million (3,000,000) shares of the Company’s common stock, at an exercise price equal to the fair market value per share on the grant date. This stock option grant will vest, and become exercisable, over a 4-year period, with 750,000 options vesting on each of the first four (4) annual anniversaries of the grant date, and will be subject to the terms and conditions of the Plan and the stock option award agreement with respect to the grant.  Details of the stock option will be set forth in the stock option agreement, which will be provided to you on or prior to the grant date. This grant is subject to final approval by the Compensation Committee of the Board of Directors. The Board of Directors will, at its sole discretion, consider further stock option grants to you from time to time based, in part, on your performing your duties and responsibilities as an employee of the Company in a manner that exceeds expectations.

1350 Division Road, Suite 204 | West Warwick, Rhode Island 02893 | www.lsgc.com

To: Denis M. Murphy August 31, 2016 Page 3

6.

Severance: If your employment is terminated by the Company other than for Cause, you will receive severance in an amount equal to your then-current monthly Base Salary multiplied by six (6) months, which severance shall be paid to you either (at the Company’s sole discretion) in one or more lump sum payments or in accordance with the Company’s then-standard payroll schedule. Any obligation of the Company to pay severance to you is expressly conditioned upon your first executing (and not revoking) an agreement, in a form acceptable to the Company, that releases the Company and its affiliates from any claims you might otherwise have against the Company or its affiliates and pursuant to which you agree not to compete against the Company in accordance with the terms set forth in in your employment agreement (described in Paragraph 11 hereof).

For purposes of this Paragraph 6, termination by the Company shall be deemed to be for “Cause” if it is, in whole or part, based on: (i) your commission of an act of fraud, malfeasance, recklessness or gross negligence against the Company or any of its personnel, or in connection with the performance of your duties of employment hereunder; (ii) your commission of any act which is materially injurious to the Company, its personnel, its interests or its reputation; (iii) your indictment or conviction for, or plea of no contest to, any felony or any other crime involving moral turpitude; or (iv) your failure to fulfill your duties and /or responsibilities of employment hereunder.

7.	Benefits:

(a)

Medical, Vacation etc. The Company currently offers a comprehensive package of benefits for you and your qualified dependents, including medical, dental, vision and life insurance options, which benefits will be effective as of your first day of employment. Additionally, you are eligible for paid sick leave and paid holidays. You will be eligible to accrue twenty (20) days of paid vacation per year of employment. Additional details regarding benefits will be provided by the Company’s Human Resources department in due course.

(b)

401(k) Plan. During your employment with the Company, you will be eligible to participate in the Company’s 401(k) savings and retirement plan (under which the Company will annually match up to six percent (6%) of your contributions, without any vesting conditions). Your eligibility for, and participation in, this 401(k) plan shall be on the same terms and subject to the same conditions as other employees of the Company.

(c)	Amendments. The Company reserves the right to amend any of its benefits, plans or programs at any time.

1350 Division Road, Suite 204  |  West Warwick, Rhode Island 02893  |   www.lsgc.com

To: Denis M. Murphy August 31, 2016 Page 4

8.

Required Documentation: To comply with the government-mandated confirmation of employment eligibility, you will be required to complete an I-9 Employment Eligibility Verification form within three (3) business days of your Commencement Date.

9.

Additional Terms and Conditions of Employment: The Company requires its employees to sign and comply with its standard Employment Terms and Conditions, including terms and conditions concerning confidentiality, assignment of inventions and works of authorship, non-competition and non-solicitation, and non-recruitment. These additional standard Employment Terms and Conditions will be presented to you for your review, consideration and signature in due course and must be signed within ten (10) days of receipt by you. In addition, all offers of employment are contingent upon the results of our reference and background check process.

10.

At Will Employment: Your employment with the Company will be at-will. This means that, subject only to the terms of Paragraph 6 hereof, you or the Company may terminate your employment at any time, for any reason or for no reason, with or without notice. Accordingly, this letter is not a contract or commitment for continued employment. Notwithstanding the foregoing, it is expected that you would provide the Company with not less than six (6) weeks’ prior written notice in the event of your voluntary resignation of your employment with the Company.

11.

Employment Agreement. Your employment with the Company will be conditioned on you and the Company entering into an employment agreement that will, among other customary terms, embody the terms and conditions set forth in this offer letter.

12.	Attorney Review. The Company will reimburse you up to $2,000 for the documented cost of review of this offer letter and your employment by an attorney of your choice.

If you wish to accept employment under the terms described above, please sign and date a copy of this letter and return the signed and dated copy to me by no later than close of business on Tuesday, September 6, 2016.

1350 Division Road, Suite 204  |  West Warwick, Rhode Island 02893  |   www.lsgc.com

To: Denis M. Murphy August 31, 2016 Page 5

By signing this letter, you acknowledge that this offer letter supersedes any other offer, agreement, or promises made to you by anyone, whether oral or written, concerning the offer of employment to you by the Company, and this letter comprises the complete agreement between you and the Company concerning the offer of employment to you by the Company.

If you have any questions regarding this offer, please do not hesitate to contact me at 401.535.4009.

I look forward to your favorable reply and to a productive and enjoyable working relationship.

Sincerely,

/s/ Ed Bednarcik

Ed Bednarcik

CEO

Lighting Science Group Corporation

I accept the terms of this offer letter for employment with Lighting Science Group Corporation. I acknowledge and agree that this offer letter summarizes the compensation and other benefits to be provided to me by the Company only, does not constitute a contract for employment or a guarantee of employment for a definite term, and that, subject only to the terms of Paragraph 6 hereof, my employment with the Company will be at-will. I also understand that my employment with the Company is subject to the other conditions set forth in this letter.

I also hereby represent and warrant to the Company that (i) in accepting this offer of employment, I am not relying on any oral statements or representations made by any officer, director, employee or other representative of the Company, and (ii) I am not bound by any non-competition or other agreement with any former employer or any other person that would in any way adversely affect my ability to accept this offer of employment or carry out my responsibilities with the Company.

/s/ Denis M. Murphy	September 9, 2016
Denis M. Murphy	Date

1350 Division Road, Suite 204  |  West Warwick, Rhode Island 02893  |   www.lsgc.com